THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

THIS REINSURANCE AGREEMENT

is made between

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

of Bloomfield Hills, Michigan

(hereinafter referred to as “the Company” or “John Hancock”)

and

RGA REINSURANCE COMPANY

Chesterfield, Missouri

(hereinafter referred to as “the Reinsurer”)

Effective Date: April 30, 2012

This Agreement may be referred to as Agreement No: GA19C16

ARTICLE I

Business Reinsured

Reinsured Policies, Benefits, and Riders under Plans listed in Exhibit A

The Company will cede to the Reinsurer a portion of the risk (outlined in Exhibit A-II and Exhibit B) listed under Exhibit A, Plans, Riders and Benefits Reinsured. These policies are reinsured under the General Provisions and Premium Rates set out in of Exhibits B, C and D and are also subject to terms and conditions described elsewhere in this Agreement.

Policies, Benefits, and Riders under Existing Life Insurance Policies of the Company

The Company will also cede to the Reinsurer a portion of fully underwritten increase, after the Effective Date of this Agreement, in the amount at risk under life insurance policies, benefits and riders issued by the Company under plans of the Company existing at the Effective Date of this Agreement and which plans are not listed in Exhibit A.

This Agreement is applicable only to reinsurance of policies directly written by the Company, except as set forth in Article V, Changes to Business Reinsured. Any policies acquired by the Company through merger of another company, reinsurance, or purchase of another company’s policies, are not included under the terms of this Agreement. However, reinsurance of such policies may be arranged by written agreement between the Company and the Reinsurer.

Currency

All cessions under this Agreement shall be affected in the currency specified in Exhibit B. Reinsurance premiums and liabilities shall be expressed and payable in that currency.

Underwriting Forms, Evidence and Issue Rules

The Company shall provide full disclosure of all material facts regarding the policies and benefits covered by this Agreement.

The Company’s current Underwriting Forms and Evidence, which are available to the Reinsurer upon request, are listed in
Exhibit A-I.

ARTICLE II

Requirements for Reinsurance Coverage

Automatic Reinsurance Coverage

The Company shall cede to the Reinsurer a portion of the life insurance policies, supplementary benefits and riders listed in Exhibit A. The Reinsurer shall automatically accept its share of these policies, supplementary benefits and riders as described in the exhibits of this Agreement, provided that:

(a)	The Company keeps its full retention in accordance with the limits as set out in Exhibits B and E, or otherwise holds its full retention on a life under previously issued in-force policies; and

(b)	The total amount of insurance, does not exceed the “Jumbo Limit” outlined in Exhibit E-III; and

(c)	The total of the ultimate amount of reinsurance required including contractual increases and the amount to be reinsured under this Agreement in addition to the amount already reinsured under all other agreements, either open or closed to new business, with the Reinsurer and the Company or any of the Company’s affiliate companies, does not exceed the Reinsurer’s Automatic Acceptance Limits specified in Exhibit E-II; and

(d)	The application is on a life, which the Company or its affiliate companies has not submitted on a facultative basis to the Reinsurer or any other reinsurer within the last three years, unless the reason for submitting the case on a facultative basis no longer applies; and

(e)	The Company has not reinsured, with any non-affiliated reinsurer, the amount it has retained on a life covered under this Agreement, on any basis, without prior notification to the Reinsurer.

Facultative Reinsurance Coverage

If the Company receives an application that meets any of the criteria below, the reinsurance may be considered on a facultative basis:

(a)	The total amount of insurance, exceeds the Jumbo Limits outlined in Exhibit E-III; or

(b)	The amount to be reinsured in addition to the amount already reinsured with the Reinsurer and its affiliate companies, exceeds the Reinsurer’s Automatic Acceptance Limits, outlined in Exhibit E-II; or

(c)	When the application is on a life for which the Company intends to retain less than its regular quota share as outlined in Exhibit B, and the Company does not hold its full retention as outlined in Exhibit E, on the life under previously issued in-force policies; or

(d)	The application is on a life for which, an application had been submitted by the Company on a facultative basis to the Reinsurer or any other reinsurer within the last 3 years and the reason for submitting the case on a facultative basis still applies.

The relevant terms and conditions of this Agreement shall apply to those facultative applications that are accepted by the Reinsurer.

ARTICLE III

Reinsurance Cessions

Automatic Cessions

For all automatic cessions the Company shall advise the Reinsurer in the manner described in Exhibit F.

The Company agrees to send copies of the application, underwriting papers and other papers for an automatic cession on any life upon the request from the Reinsurer.

Facultative Cessions

The Company may apply for reinsurance by sending to the Reinsurer copies of all pertinent papers, including the original application, medical examination, inspection reports, physician’s statements, urinalysis, and all other information that the Company may have relating to the insurability of the risk.

The Company shall have ninety (90) days from the date of the Reinsurer’s final offer in which to place the policy with the insured/owner, after which time the Reinsurer’s offer shall expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

After consideration of the pertinent papers, the Reinsurer shall promptly inform the Company of its underwriting decision. If the underwriting decision is acceptable to the Company and the Company’s policy is subsequently placed in force in accordance with the Company’s placement rules, the Company shall advise the Reinsurer in the manner described in Exhibit F.

The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending written notice to the Reinsurer.

If any application to the Reinsurer is not to be placed with the Reinsurer, the Company shall advise the Reinsurer so that the Reinsurer can complete its records.

For all facultative cessions the Company shall advise the Reinsurer in the manner described in Exhibit F.

Data Notification

The Company shall provide the Reinsurer with the reports as set out in Exhibit F. The Company, upon request, will provide the Reinsurer with any other information related to the business reinsured under this Agreement and which the Reinsurer requires in order to complete its financial statements.

ARTICLE IV

Statement of Account

Premium and Claims Accounting

The premiums to be paid to the Reinsurer by the Company for reinsurance shall be in accordance with the terms set out in Exhibits B, C and D and are a condition precedent to coverage under the Agreement.

During each accounting period, the Company undertakes to send to the Reinsurer, Billing Statements as set out in Exhibit F, showing all first year and renewal premiums that become due during the next accounting period. Also included will be any adjustments made necessary by changes or corrections to reinsurance previously reported.

For all claims paid by the Company within the accounting period, the Company will submit to the Reinsurer a Statement of Reinsured Claims Collected, as referenced in Exhibit F. This is an itemized listing of benefits including the ceded death benefit, plus the Reinsurer’s proportionate share of the interest and expenses paid by the Company, that have been netted off the Reinsurer’s monthly Billing Statement(s).

If the statement balance calculated is due to the Reinsurer, the Company shall forward payment in settlement together with the statements. When netting claims against premiums in the normal course of business, if the balance is due to the Company, the Reinsurer shall forward payment in settlement within thirty (30) days of receipt of the statements.

For balances remaining unpaid longer than thirty (30) days after the delivery to the Reinsurer of the request for payment, the Company reserves the right to charge interest on the outstanding balance. The outstanding balance will incur interest calculated from that date using the “3-month” U.S. Treasury Bill rate reported for the last working date of the calendar month preceding the request for payment in the Wall Street Journal or a comparable publication.

If for any reason other than contractual surrenders the Company returns premiums to the policyholder, the Reinsurer will return its proportional share of the premiums it has received from the Company in respect of any policy for which premiums have been returned.

The Company also reserves the right to net any balances that remain unpaid for more than thirty (30) days after the delivery of the request for payment from the next reinsurance billing statement.

ARTICLE IV (cont’d)

Non-Payment of Premiums

The Reinsurer may terminate its liability for any reinsurance for which the reinsurance premiums have not been paid within sixty (60) days after billing, by giving thirty (30) days written notice by registered mail of such action to the Company.

The Reinsurer reserves the right to charge interest on any balances remaining unpaid within sixty (60) days of the due date and/or when premiums for new business are not paid within one hundred and twenty (120) days of the issue date of the policy. Interest incurred will be calculated using the “3-month” US Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication.

The Reinsurer’s right to terminate reinsurance for non-payment of premium shall not prejudice its right to collect premiums for the period the reinsurance was in force.

During the period premiums are outstanding, the Reinsurer may offset the amount of any premiums in arrears against amounts owed to the Company.

The Company shall not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer to another reinsurer the block of business reinsured under this Agreement.

Unearned Premium

The Company shall take credit, without interest, for any unearned premiums, arising due to reductions, terminations, lapses, cancellations or death claims, in its account.

ARTICLE V

Changes to Business Reinsured

Conversions

In the event of the conversion of a policy reinsured under this Agreement, the policy arising from the conversion, including conversions to plans not listed in Exhibit A, shall be reinsured with the Reinsurer whether such policy arising from the conversion is issued by the Company or any of its affiliate companies. To calculate reinsurance premiums for off-anniversary conversions, the duration of the converted policy shall be rounded to the nearest number based on the issue date of the original policy. The premium rates outlined in Exhibits B, C and D shall be applied to the converted policy on a point-in-scale basis.

Conversions with Increases

Automatic Cessions:

If the amount of the policy arising from the conversion is increased at the time of the conversion, the Reinsurer’s net amount at risk shall be increased proportionately, effective on the date of the conversion. The increased amount of the policy shall be subject to full underwriting by the Company, and the total amount reinsured shall not exceed the Automatic Limits or the Jumbo Limits as outlined in Exhibit E-I, Exhibit II and Exhibit III.

Facultative Cession:

Any increase in amount shall be subject to the Reinsurer’s approval.

Premium rates shall be applied to the converted policy on a point-in-scale basis.

Any reference to a converting policy shall pertain to the “STERM” plan, listed in Exhibit A or any other plan that provides for contractual conversion that may be reinsured under this Agreement in the future.

Policy Changes

Changes to policies reinsured under this Agreement shall be made in accordance with the provisions set out below.

If the change affects the plan, the amount of reinsurance premiums, allowances or commissions, if applicable, under the cession, the Company shall inform the Reinsurer in the subsequent Reinsurance Report as set out in Exhibit F.

Plan Changes

Automatic Cessions:

a)	Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and the Company is not obtaining evidence in accordance with the Company’s full new business underwriting rules, or as agreed otherwise by the Company and the Reinsurer, the reinsurance shall remain in effect with the Reinsurer on the following basis:

(i)	the reinsurance rates and the durations shall be based on those applicable to the original cession; and

(ii)	the reinsurance amount at risk shall be determined according to the terms of this Agreement but in no event shall be more than the original cession at the time of the change in plan; and

(iii)	the suicide and contestability period of the policy will be measured from the issue date of the original cession.

ARTICLE V (cont’d)

b)	Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and full underwriting in accordance with the Company’s full new business underwriting rules is required, the policy will be considered new business and will be reinsured under the current pool open to new business, using first year rates based on attained age. The suicide and contestability period of such a policy will be measured from the issue date of the new policy, except in jurisdictions that require otherwise.

Internal replacements, as described above, may occur between the Company and any of its affiliate companies and to permanent plans not listed in Exhibit A.

Facultative Cessions:

Any changes shall be subject to the Reinsurer’s approval only if the Company is obtaining evidence in accordance with the Company’s new business underwriting rules. The Company and the Reinsurer shall agree to the applicable reinsurance terms.

These practices will apply unless mutually agreed otherwise by the Company and the Reinsurer and described in the Exhibits.

Increase in Amount and Underwriting Reclassification

Automatic Cessions:

Any underwriting reclassification, (including any change in mortality rating), or non-contractual increase in amount at risk for any cession shall be subject to the Company’s new business underwriting rules or as agreed otherwise by the Company and the Reinsurer. The amount of the increase shall be subject to the terms of this Agreement.

If the amount of the policy shall increase above the Jumbo Limits (Exhibit E-III), or if the amount to be reinsured exceeds the Reinsurer’s Automatic Acceptance Limits (Exhibit E-II), the increase shall be subject to the Reinsurer’s approval.

Facultative Cessions:

Any re-underwriting or non-contractual increase, including any change in mortality rating shall be subject to the Reinsurer’s approval.

Reductions

If the amount of insurance of a policy issued by the Company is reduced then the reinsurance net amount at risk shall be reduced proportionately. The reduction shall be effective on the same date as the reduction under the original policy.

If the reinsurance for a policy has been placed with more than one reinsurer, the reduction shall be applied to all reinsurers in proportion to the amounts originally reinsured with each reinsurer.

If the insured has multiple policies, some which are reinsured and a fully retained policy lapses or reduces, the Company will not make any changes to the reinsured policies.

Special Changes

If any special or unusual change, which is not covered above and which may materially affect the terms of the cession in question, is requested, the Reinsurer’s approval shall be obtained before such a change becomes effective.

ARTICLE V (cont’d)

Lapses

When a reinsured policy is terminated due to a lapse, the cession in question shall be cancelled effective the same date. If the Company allows extended or reduced paid-up insurance following a lapse, the reinsurance will be appropriately amended. If the Company allows the policy to remain in force under its automatic premium loan regulations, the reinsurance shall continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement. If the policy continues in force without payment during any days of grace pending its termination, whether such continuance is as a result of a policy provision or a practice of the Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Company’s risk terminates.

Reinstatements

If a policy reinsured on an automatic basis is reinstated in accordance with the terms of the policy and normal Company rules and practices, the Reinsurer shall reinstate the reinsurance automatically.

If the Company collects premiums in arrears from the policyholder of a reinstated policy, it agrees to pay the Reinsurer all corresponding reinsurance premiums in arrears in connection with the reinstatement.

The Reinsurer’s approval is required only for the reinstatement of a facultative policy when the Company’s regular reinstatement rules indicate that more evidence than a Statement of Good Health or Health Questionnaire is required.

Minimum Final Cession

Reinsurance under this Agreement shall be cancelled whenever the net amount at risk becomes less than the Minimum Final Cession amount set out in Exhibit B.

ARTICLE VI

Retention Limit Changes

The Company’s Retention Limits for the purposes of this Agreement are set out in Exhibit E.

The Company may change its Retention Limits for the purposes of this Agreement on new business being issued at any time by giving prior written notice to the Reinsurer of the new Retention Limits and the effective date of the new Retention Limits schedule. Upon a change in the Retention Limits, the reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for elsewhere in this Agreement.

Recapture

If the Company increases its Retention Limits, it shall give the Reinsurer written notice within 90 days of the effective date of the increase in its Retention Limits, if it intends to recapture. No recapture will be made if the Company has either obtained or increased stop loss reinsurance coverage as justification for the increase in Retention. The Company may apply the new retention limits to existing reinsurance and reduce reinsurance in force in accordance with the following rules.

(a)	The policy has satisfied the minimum in force period requirements outlined in Exhibit B.

(b)	A reduction may be made only if the Company retained its full retention for the plan, age and mortality rating at the time the policy was issued. Any class of fully reinsured business or any classes of risks for which the Company established special retention limits less than the Company’s full quota share or Retention Limits for the plan, age and mortality rating at the time the policy was issued are not eligible for reduction.

(c)	Such reductions shall be made on the next policy anniversary of each affected cession from the effective date agreed to; or, reductions shall be made according to a “one-time” effective date of recapture that has been mutually agreed to by both parties to this Agreement.

The amount eligible for recapture on a reinsured policy shall be the difference between the amount the Company would have retained on the reinsured policy, as outlined in Exhibit E, had the new increased Retention Limit been in effect at the time of issue, and the amount the Company originally retained on the insured life.

(d)	For a conversion policy, the recapture terms of the original policy will apply and the duration for the recapture period will be measured from the issue date of the original policy.

(e)	A reduction in reinsurance may be made only if the Company has applied its increase in retention in a consistent manner to all categories of its normal retention limits as stated in Exhibit E.

(f)	In applying its new Retention Limits to existing reinsurance, the rating at the time of issue and the issue age of the existing reinsurance shall be used to determine the amount of the Company’s new retention.

(g)	Recapture as provided herein shall be optional with the Company, but if any reinsurance is recaptured, all reinsurance eligible for recapture under the provisions of this Article must be recaptured up to the Company’s new Retention Limit. If there is reinsurance with other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance.

(h)	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

ARTICLE VI (cont’d)

(i)	The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any allowances and commissions (if applicable), and without interest.

(j)	The terms and conditions for the Company to recapture in force business due to financial impairment or insolvency of the Reinsurer are set out in Article X of this Agreement.

(k)	If the Company transfers business, which is reinsured under this Agreement, to a successor company pursuant to the “Assignment” provision, then the successor company has the option to recapture the reinsurance, in accordance with the recapture criteria outlined in this section.

ARTICLE VII

Liability

Automatic Reinsurance

The Reinsurer’s liability for any policy ceded on an automatic basis under this Agreement shall begin simultaneously with the Company’s contractual liability for the policy reinsured.

Facultative Reinsurance

If a policy covered under this Agreement is submitted on a facultative basis for coverage to the Reinsurer, and the Reinsurer makes an offer which is accepted in accordance with its terms by the Ceding Company, during the lifetime of the insured, then the Reinsurer’s liability shall begin simultaneously with the Company’s contractual liability for this facultative policy, and providing that the requirements for facultative coverage described in Article II and Exhibit F have been met.

The Reinsurer shall have no liability if the Reinsurer declines the risk and duly notifies the Company or if the Company declines the Reinsurer’s offer or if the offer is not accepted prior to its expiration or within the lifetime of the risk.

If a policy is submitted on a facultative basis, the liability of the Reinsurer shall commence when the Reinsurer has received notice from the Company, during the lifetime of the insured, that the Reinsurer’s offer has been accepted. The Company will place facultative coverage in accordance with its then current facultative allocation procedures. However, if the Reinsurer has submitted an unconditional offer on a facultative case to the Company and a claim arises prior to the Company notifying the Reinsurer that its offer has been accepted, the Reinsurer shall be liable for its proportionate share of said claim, if it is reasonably demonstrated that the policy would have been reinsured with the Reinsurer.

Duration

The liability of the Reinsurer for all cessions under this Agreement shall, except as set forth hereafter, cease at the same time as the liability of the Company ceases and shall not exceed the Company’s contractual liability under the terms of its policies. With respect to policies reinsured under this Agreement under which the Company is required to pay or accelerate the reinsured amounts to the beneficiary prior to the death of the insured and the Company does not recover such reinsured amounts at the time such payments are made, the Reinsurer shall remain liable, and continue to receive applicable reinsurance premiums, for such amounts until such amounts are recovered by the Company at the time of the death of the insured even if the liability of the Company previously ceased.

Notwithstanding the foregoing, the Reinsurer may terminate its liability for any policies for which premium payments are in arrears, according to the terms set out in Article IV of this Agreement.

It is understood that the Reinsurer’s liability for a claim shall be based on the reinsured net amount at risk as of the date the claim is incurred.

Temporary Insurance Agreement or Interim Receipt

Regardless of any provision of this Agreement to the contrary, where the Company provides insurance coverage under a temporary insurance agreement or interim receipt prior to the issuance and proper delivery of a policy to the applicant during the insured’s or proposed insured’s lifetime, the extent of the Reinsurer’s liability on a per life basis is as stated in the Temporary Insurance Agreement provision set out in Exhibit A-I. The Company will follow its normal procedures for such coverage.

ARTICLE VIII

Claims

Claims Decision

The Reinsurer agrees that in regard to all claims on policies reinsured under this Agreement:

(a)	The final decision respecting claims payment is at the discretion of the Company;

(b)	The Company may approach the Reinsurer for an opinion, but the Reinsurer is not responsible to the Company for a claim decision;

(c)	The Company’s determination of its contractual liability for claims, as described in this Article, is binding on the Reinsurer.

Initial Notice of Claim

For all claims, the Company will send an Initial Notice of Death and a Statement of Claims Pending report to the Reinsurer, which will be included with the Company’s monthly claims and the premium billing statement, as referenced in Exhibit F.

The Initial Notice of Death and the Statement of Claims Pending reports include: the insured’s name, date of birth, the death benefit amount, the retained amount, ceded death benefit, policy number, plan code, treaty code, date of death and policy issue date.

In addition, for Joint Life Last Survivor business, if any, the Company, upon notification, shall inform the Reinsurer of the first death by providing the Reinsurer with the policy number, name, date of death, and cause of death of the insured.

Claim Proofs

For all non-contested claims, the Company will report these claims on a “bulk” basis (where no proofs will be provided to the Reinsurer, except upon specific request by the Reinsurer).

For all contested claims, the Company will provide claim proof in accordance to the “Contested Claims” section below.

Ceded Claim Settlements

Payment of death claims by the Reinsurer shall be in one lump sum regardless of the mode of settlement under the Company’s policy.

The Reinsurer will reimburse the Company for any claims payable under this Agreement as described in Article IV.

Contested Claims and Rescissions

The Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy, or to rescind coverage by the Company under a reinsured policy. The Company shall then submit to the Reinsurer for review, copies of the insured’s death certificate or other reliable proof of death as agreed to by the Reinsurer, claimant’s statement and, upon the Reinsurer’s request, any other papers connected with the claim or rescission.

In the event that the Reinsurer does not wish to participate in the contest, compromise, or litigation of the claim, it shall notify the Company within five (5) business days after receipt of all the necessary papers. Within this time period, the Reinsurer can request an additional ten (10) business days if needed. The Reinsurer shall then discharge all of its liability by paying the Company its full share of the reinsured liability to the Company and will not share in any subsequent reduction in liability.

ARTICLE VIII (cont’d)

If the Reinsurer agrees with the decision to participate in the contest of the claim, the Reinsurer will share in any subsequent reduction in the Company’s liability. The Reinsurer will share in such reduction in the proportion that the Reinsurer’s net liability bears to the sum of the net liability before reduction of the Company and all reinsurers, including the Reinsurer, on the insured’s date of death.

In the event that the Reinsurer does not wish to participate in a rescission of insurance, it shall notify the Company within five (5) business days after receipt of all the necessary papers. Within this time period, the Reinsurer can request an additional ten (10) business days if needed. In such a case, the Reinsurer shall not participate in the payment of any expenses incurred as a result of the rescission. Should the Company proceed with rescission of the policy, but is subsequently required to reinstate the policy, it is understood that the Reinsurer agrees to participate in the reinsurance of the reinstated policy under the terms and conditions described in this Agreement, and provided that there is no non-contractual increase to the Reinsurer’s share.

Ceded Benefits Payable

The reinsurance benefit will be limited to the Reinsurer’s share of the Company’s contractual liability for the claims, plus the Reinsurer’s proportionate share of interest that the Company pays on death proceed until the Company’s date of settlement. For the purposes of this provision, contractual liability shall mean the benefits payable by the Company under the terms and conditions of the reinsured policy.

The total reinsurance benefit recovered by the Company from all reinsurers on a policy must not exceed the Company’s total contractual liability on the policy, less the Company’s kept retention on the policy.

Misstatement of Age or Sex

If the amount of insurance provided by the policies reinsured hereunder is increased or reduced because of a misstatement of age or sex of a life insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of the Reinsurer bears to the total of the net liability of the Company and the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction.

The reinsurance with the Reinsurer shall be rewritten from the commencement on the basis of the adjusted amounts using premiums and reserves at the correct age or sex. The adjustment for the difference in premiums shall be made without interest.

Expenses

The Reinsurer shall pay its share of the expenses that are connected to the Company’s investigation of any claim incurred on policies reinsured under this Agreement. Subject to the Extra Contractual Damages section of this provision, claims investigation expenses do not include expenses incurred by the Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits. The Reinsurer will not reimburse the Company for routine claim and administration expenses.

Expenses which are excluded from this provision are salaries for officers or employees, or other routine office expense of the Company; also excluded are expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Company admits are payable.

In the event that the Reinsurer agrees with the Company’s decision to contest, compromise or litigate a claim, or to rescind coverage by the Company under a reinsured policy, the Reinsurer agrees to reimburse the Company for any reasonable legal, investigative and like expenses that the Company may incur in seeking to contest, compromise or litigate a claim under such reinsured policy, or to rescind such reinsured policy. Such reimbursement shall be in the proportion that the Reinsurer’s net liability for such reinsured policy bears to the sum of the net liability of the Company and all reinsurers for such reinsured policy, as of the date of rescission where the Company decides to rescind such reinsured policy. The Reinsurer shall also pay its share of the claim itself, if applicable.

ARTICLE VIII (cont’d)

Extra Contractual Damages

In no event shall the Reinsurer participate in Punitive, Compensatory, or Bad Faith Damages as described below, which are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company in connection with the insurance reinsured under this Agreement.

The Reinsurer shall, however, pay its share of Statutory Penalties (excluding treble damages resulting from an act, omission or course of conduct committed solely by the Company) awarded against the Company in connection with insurance reinsured under this Agreement if the Reinsurer elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionally in certain damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the Reinsurer was an active party and consented to the act, omission or course of conduct of the Company, which directly results in the assessment of Punitive and/or Compensatory Damages. In such situations, the Company and the Reinsurer shall share such damages so assessed, in equitable proportions.

For the purposes of this provision, the following definitions shall apply:

i.	“Punitive Damages” are those damages awarded as a penalty, the amount of which is not governed, not fixed by statute.

ii.	“Statutory Penalties: are those amounts, which are awarded as a penalty, but fixed in amount by statute.

iii.	“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

iv.	“Bad Faith Damages” are those damages, which may be compensated by punitive damages and are awarded as a result of bad faith dealings on the part of the Company.

ARTICLE IX

Dispute Resolution

Arbitration

The Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any controversy, dispute or claim arising out of or relating to this Agreement, or the breach thereof. Where the Company and the Reinsurer fail to reach a mutually acceptable solution, then either the Company or the Reinsurer may request that the controversy, dispute, claim, or breach of agreement be settled by binding arbitration. The arbitrators shall regard this Agreement from the standpoint of practical business and are empowered to determine as to the interpretation of the treaty obligation. The parties intend that the arbitrators will make their decision with a view to affecting the intent of the Agreement.

To initiate arbitration, either the Company or the Reinsurer will notify the other in writing of its desire to arbitrate, stating the nature of its dispute and remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days.

Within sixty (60) days of the date on which the party initiating the arbitration gives notice to the other party that it is initiating such arbitration, the Company and the Reinsurer shall each appoint one arbitrator. The two arbitrators shall select a third arbitrator within two weeks of the date on which the last of the two such arbitrators was appointed. Should the two arbitrators not agree on the choice of the third arbitrator, then the Company and the Reinsurer shall each name four (4) candidates to serve as arbitrator.

Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the third arbitrator.

All three arbitrators must be present or former officers of Life Insurance Companies or Life Reinsurance Companies, excluding however, officers of the two parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The place of meeting of the arbitrators shall be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators shall be final and binding on both parties and their respective successors and assigns. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the procedure set forth above. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

The arbitrators shall render a decision within two months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within four months, new arbitrators shall be selected as above.

Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

It is specifically the intent of both parties that these arbitration provisions shall replace and be in lieu of any statutory arbitration provision, if the law so permits.

If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers may consolidate and act as one party for purposes of arbitration and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

This Article shall survive termination of the Agreement.

ARTICLE X

Financial Impairment and Insolvency

Financial Impairment of the Reinsurer

If the Reinsurer becomes financially impaired (as defined below), the Company may, at its option, recapture all of the reinsurance in force that was ceded to the Reinsurer under this Agreement, by providing the Reinsurer, its rehabilitator, conservator, supervisor, receiver, liquidator or statutory successor with written notice of its intent to recapture the reinsurance in force, regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured. The effective date of a recapture would be the date on which financial impairment was established by the authority responsible for such determination.

The Reinsurer shall be considered financially impaired when:

i.	It is declared insolvent or impaired by the regulatory authority in the jurisdiction of the Reinsurer; or

ii.	Its Total Adjusted Capital drops below 2.0 times its Authorized Control Level Risk Based Capital (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled reinsurer; or

iii.	It had not satisfied the minimum capital and surplus requirement of its jurisdiction of domicile if it is not a U.S. domiciled reinsurer.

In the event of the financial impairment of the Reinsurer, the Company may, at its option, cancel this Agreement for new business by promptly providing the Reinsurer, its rehabilitator, conservator, supervisor, receiver, liquidator, or statutory successor with written notice of the cancellation effective the date on which the Reinsurer’s financial impairment is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.

Notwithstanding the proceeding, the Company’s right to recapture must be exercised, if at all, no later than 120 days after the date financial impairment is established.

Insolvency

For the purpose of this Agreement, the Company or the Reinsurer shall be deemed “insolvent” when it:

i.	Applies for or consents to the appointment of a rehabilitator, conservator, supervisor, receiver, liquidator or statutory successor of its properties or assets; or

ii.	Makes an assignment for the benefit of its creditors; or

iii.	Is adjudicated as bankrupt or insolvent; or

iv.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

v.	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the Company, or the Reinsurer, as the case may be.

In the event of the insolvency of the Reinsurer or the Company, any amounts owed by the Company to the Reinsurer and by the Reinsurer to the Company, under the Agreement, shall be set-off and only the balance shall be paid.

ARTICLE X (cont’d)

The Reinsurer shall be liable only for the amounts reinsured with the Reinsurer and shall not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement with the Company.

In the event of the insolvency of the Company, the reinsurance obligations under this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, supervisor, receiver, rehabilitator, conservator or statutory successor, immediately upon demand, with reasonable provision for verification on the basis of the claims allowed against the insolvent company by any court of competent jurisdiction or by any rehabilitator, supervisor, receiver, conservator, liquidator or statutory successor having authority to allow such claims without diminution because of the insolvency of the Company, or because the rehabilitator, conservator, supervisor, receiver, liquidator or statutory successor has failed to pay all or a portion of any claims.

It is understood, however, that in the event of such insolvency, the rehabilitator, conservator, supervisor, receiver, liquidator or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings, and that during the pendency of such claim, the Reinsurer may investigate such claims and interpose, at its own expense, in the proceedings where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, rehabilitator, supervisor, receiver, conservator or statutory successor.

It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance Agreement as though the Company had incurred such expense.

The Company shall recapture eligible business in accordance with the following rules:

i.	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

ii.	The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any commissions (if applicable) or allowances and without interest.

iii.	The Reinsurer shall be liable for its share of any claim incurred up to and including the date of recapture.

ARTICLE XI

Taxes  & Expenses

DAC Tax

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

(a)	the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

(b)	both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

The term “net consideration” will refer to either net consideration as defined in Regulation Section 1.848-2(f) (or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b), as appropriate).

The method and timing of the exchange of this information is set out in Exhibit G.

This DAC Tax Election shall be effective for all years for which this Agreement remains in effect.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

The Reinsurer’s Taxes and Expenses

Apart from any taxes, refunds and expenses specifically referred to elsewhere in this Agreement, the Reinsurer shall pay no allowances, taxes or proportion of any expense to the Company in respect of any cession.

ARTICLE XII

General Provisions

Alterations to Agreement

Any alteration to this Agreement shall be null and void unless attached to the Agreement and signed by both parties.

Assignment

Neither the Company nor the Reinsurer may assign any of the rights and obligations under this Agreement, nor may either sell, assumption reinsure or transfer the policies without the prior written consent of the other party. Consent will not be withheld if the assignment, sale, assumption reinsurance or transfer does not have a material effect on the risks transferred or the expected economic results to the party requested to consent. This provision shall not prohibit the Reinsurer from reinsuring the policies on an indemnity basis.

Benefit

This Agreement shall be binding upon the parties hereto and their respective successors and assigns, except as otherwise provided.

Compliance

This Agreement applies only to the issuance of insurance by the Company or, as allowed in Article V Changes to Business Reinsured, its affiliate companies, in a jurisdiction in which the issuing company is properly licensed.

The Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that a party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and such non-compliant party will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.

Confidentiality

Both parties agree to comply with all applicable laws and to protect and hold all nonpublic information provided to the other in conjunction with this Agreement in strict confidence and to take reasonable steps necessary to protect the nonpublic information from unauthorized or inadvertent disclosure.

It is understood and the parties agree that subject to all applicable laws, the receiving party will not be prohibited from disclosing such nonpublic information as might be necessary for purposes of fulfilling its obligations under this Agreement, further retrocession of the reinsured business, during the course of external audits, or as required by applicable law or court order.

The obligation to maintain the confidentiality of nonpublic information shall survive termination of this Agreement.

Construction

This Agreement shall be construed and administered in accordance with the laws of the State of Michigan and the rights and obligations of this Agreement shall, at all times, be regulated under the laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

Credit for Reinsurance / Loss of License or Accreditation

The parties intend that the Company be able to recognize the reinsurance ceded under this Agreement in its statutory financial statements filed by the Company in all jurisdictions where the Company is licensed or otherwise authorized to do business based upon the licensing and accreditation status of the Reinsurer on the effective date of this Agreement. The Reinsurer agrees to make all reasonable efforts to ensure that its licensing and accreditation status continues in all such jurisdictions during the term of the Agreement and agrees to provide the Company with prompt written notice of any anticipated change in or loss of such licensing or accreditation.

ARTICLE XII (cont’d)

For the avoidance of doubt, if the Reinsurer is or becomes unlicensed, unaccredited or unauthorized to transact reinsurance in any applicable jurisdiction and as a result the Company would be unable to receive full statutory reserve credit in such jurisdiction, for reinsurance ceded hereunder, the Reinsurer shall take all actions necessary so that the Company may continue to take full statutory reserve credit for reinsurance ceded under this Agreement in such jurisdiction, including with respect to unpaid claims, incurred but not reported claims and all other amounts and obligations owed by the Reinsurer under this Agreement.

The parties agree to make any necessary amendments to this Agreement (including but not limited to an amendment for security to be provided by the Reinsurer to the Company) to allow the Company to continue to receive credit for the reinsurance ceded under this Agreement.

Duration of Agreement

This Agreement is effective as of the date the last required signature is affixed, with coverage beginning on the Effective Date set out in Exhibit B and is unlimited as to its duration. It may be terminated for new reinsurance by either party giving at least ninety (90) days notice to that effect by registered letter to the other party. During the period of such ninety (90) days the Reinsurer shall continue to accept new reinsurance under the terms of this Agreement. This notification period would be waived in the event the Reinsurer is financially impaired or insolvent as set out in Article X. Further, the Reinsurer remains liable for all cessions existing at the date of the expiration set forth in the notice until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

Entire Agreement

This Agreement represents the entire agreement between the Company and the Reinsurer and supersedes with respect to its subject matter, any prior oral or written agreements between the parties. There are no understandings between the parties to this Agreement other than those expressed in the Agreement.

Good Faith

The Company and the Reinsurer agree that all matters with respect to this Agreement require the utmost good faith of both parties. The Reinsurer and the Company shall have the right, at any reasonable time, to inspect, audit and photocopy, at the other’s offices all records, books and documents relating to the reinsurance under this Agreement, which the Company and the Reinsurer shall make fully available immediately upon demand of the Reinsurer or the Company.

Each party represents and warrants to the other party that:

i.	It is solvent on a statutory basis in all states in which it does business or is licensed, and

ii.	Its Total Adjusted Capital is at least equal to 2.0 times its Authorized Control Level Risk Based Capital if it is a U.S. domiciled party; or

iii.	It had satisfied the minimum capital and surplus requirement of its jurisdiction of domicile if it is not a U.S. domiciled party.

Each party agrees to promptly notify the other if it subsequently becomes insolvent or financially impaired, as described in the “Financial Impairment and Insolvency” article.

Each party acknowledges that the other party has entered into this Agreement in reliance upon their representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matter are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Company’s ownership or control.

ARTICLE XII (cont’d)

Lead Pool Reinsurer

Details on the Lead Pool Reinsurer are shown under Exhibit I.

OFAC

Each party represents that it is, and shall use best efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the business reinsured under this Agreement, as they pertain to the sanctions laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively “Laws”). Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said Laws, including, but not limited to, making any payments in violation of the Laws. Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the law, the party who first becomes aware of the violation of the Laws shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions.

Offset

The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances and commissions (if applicable), claims, adjustments, expenses or any other amount(s) due from one party to the other, under this Agreement or under any other life reinsurance agreement between the Company and the Reinsurer provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement. The Company may only net claims from premiums if they are in compliance with Article IV of this Agreement.

The right of offset will not be affected or diminished because of the insolvency of either party.

Oversights

It is agreed that any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error on the part of either party shall not be deemed to be an abrogation of the Agreement or an invalidation of the reinsurance. Upon discovery, the error shall be promptly corrected by both parties, being restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

This provision shall apply only to oversights, misunderstanding or clerical errors relating to the administration of reinsurance covered by this Agreement and not the administration of the insurance provided by the Company to its insured. Any negligent or deliberate acts or omissions by the Company regarding the insurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

Parties to Agreement

This is an Agreement solely between the Company and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy of the Company, which may be reinsured hereunder.

Severability

In the event that any of the provisions of this Agreement shall be invalid or unenforceable, this shall in no manner affect or impair the validity or the enforceability of the other and remaining provisions of this Agreement and such other and remaining provisions shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been included or made a part of this Agreement, unless such a construction would cause the Agreement to fail in its essential purpose.

ARTICLE XII (cont’d)

Waiver

Neither the Company nor the Reinsurer will be deemed to have waived the exercise of any rights that it holds under this Agreement unless such waiver is made in writing. No waiver made with respect to any instance involving the exercise of any such rights will be deemed to be a waiver with respect to any other instance involving the exercise of the right or with respect to any other such right. Failure by either party to exercise any of its rights, powers or remedies hereunder or its delay to do so shall not constitute a waiver of those rights, powers or remedies. The single or partial exercise of a right, power or remedy shall not prevent its subsequent exercise or the exercise of any other right, power or remedy.

Made in duplicate and executed by all parties.

Signed for and on behalf of:

John Hancock Life Insurance Company (U.S.A.)

of Bloomfield Hills, Michigan

On:	August 16, 2012	On:	August 29, 2012

By:	/s/ Zahir Bhanji	By:	/s/ Anthony Teta
	Zahir Bhanji		Anthony Teta
Title:	VP & Actuary	Title:	SVP, CFO, John Hancock Life Ins.

Signed for and on behalf of:

RGA Reinsurance Company

of Chesterfield, Missouri

On:	August 13, 2012	On:	August 13, 2012

By:	/s/ July S. Decker	By:	/s/ Susan Willeat
Title:	Vice President & Actuary	Title:	Vice President & Actuary

EXHIBIT A

PLANS, RIDERS, AND BENEFITS REINSURED

As of the Effective Date of this Agreement, the policies issued for the plans shown below are reinsured subject to the terms and conditions in this Agreement.

All “Life” riders and supplementary benefits, with the exception of the Estate Protection Rider, shall be reinsured in accordance with the underlying policy, unless stated otherwise. Additional riders or benefits will require approval of the Reinsurer. See Exhibit B for list of riders.

Acronym	Plan Name	Effective Date	Termination Date	Rate Basis*	IS / NIS**
PVL12	Protection Variable Universal Life 2012	April 30, 2012		SL without Secondary Guarantee	IS
PSU12	Protection Survivorship UL 2012	April 30, 2012		JL without Secondary Guarantee	IS
STERM ***	Survivorship Term	June 1, 2012		Survivorship Term	NIS
SVL07	Survivorship Variable Universal Life 2007	June 1, 2012		Surv. VUL 2007 without Secondary Guarantee	IS
AUL09	Accumulation Universal Life 2009	June 1, 2012		SL without Secondary Guarantee	IS
AVL09	Accumulation Variable Universal Life 2009	June 1, 2012		SL without Secondary Guarantee	IS
CVL09	COLI Variable Universal Life 2009	June 1, 2012		SL without Secondary Guarantee	IS
PVL09	Protection Variable Universal Life 2009	June 1, 2012		SL without Secondary Guarantee	IS
PSU10	Performance Survivorship UL 2010	June 1, 2012		JL without Secondary Guarantee	IS
PUL10	Performance UL 2010	June 1, 2012		SL without Secondary Guarantee	IS
ULG11	UL-G 2011	June 1, 2012		SL with Secondary Guarantee	IS
SUG11	Survivorship UL-G 2011	June 1, 2012		JL with Secondary Guarantee	IS
PUL11	Protection UL 2011	June 1, 2012		SL without Secondary Guarantee	IS
PSU11	Protection Survivorship UL 2011	June 1, 2012		JL without Secondary Guarantee	IS
IUL11	Indexed UL 2011	June 1, 2012		SL without Secondary Guarantee	IS
PRL11	Premier Life 2011	June 1, 2012		SL without Secondary Guarantee	IS
ULG12	UL-G 2012 (aka ULG11 v02)	June 1, 2012		SL with Secondary Guarantee	IS
SUG12	Survivorship UL-G 2012 (aka SUG11 v02)	June 1, 2012		JL with Secondary Guarantee	IS
PUL12	Protection UL 2012	June 1, 2012		SL without Secondary Guarantee	IS

Note: The acronyms listed above represent the base plans. Variations of these codes exist based on how these plans are funded and/or administered. These variations in plan codes are not listed in this treaty but will appear on billing and in-force reports.

*	References pricing factor tables outlined in Exhibit C.
**	IS – Interest Sensitive Product, NIS – Non Interest Sensitive Product
***	5 year level period for oldest issue ages 20-79; 4 years for 80-83; 3 years for 84-87; 2 years for 88-90

EXHIBIT A-I

THE COMPANY’S UNDERWRITING FORMS,

EVIDENCE, AND ISSUE RULES

The following information and items are to be provided to the Reinsurer upon request:

1.	Application for Life Insurance Package and Medical Exam Form

2.	Temporary Insurance Agreement

3.	Reinstatement Rules

4.	Routine Underwriting Requirements

5.	Super Preferred / Preferred / Standard Plus Criteria.

TEMPORARY INSURANCE AGREEMENT

The Reinsurer’s liability shall not exceed the Reinsurer’s proportionate share of the amount stated in the Company’s Temporary Insurance Agreement (TIA). However, it is understood that the Reinsurer agrees to accept its proportionate share of the Company’s portion under the TIA, if the Company has no available retention.

The Company’s maximum TIA liability is $1,000,000 for single life policies and $5,000,000 for survivorship policies.

Locked in Insurability:

Once a TIA is completed and provided all the conditions are met, changes in insurability that post-date the TIA, while it is in effect, will be ignored for the lesser of the face amount or $1,000,000 for single life policies and $5,000,000 for survivorship policies. The Reinsurer will assume a proportionate share of the amount under a policy issued pursuant to this feature.

EXHIBIT A-II

POOL PARTICIPANTS

REINSURERS	AUTOMATIC SHARES of the CEDED PORTION
RGA Reinsurance Company	[*]
Generali USA Life Reassurance Company	[*]
Hannover Life Reassurance Company of America	[*]

EXHIBIT B

GENERAL PROVISIONS

1.	EFFECTIVE DATE: April 30, 2012

2.	BACKDATING: Under limited circumstances the Company may backdate a Policy, under request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a Policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the Policy. Premiums will be paid for the period the Policy Date is backdated. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Reinsurance Pool capacity stated in Exhibit E-1.

3.	RESIDENCY REQUIREMENTS FOR DOMESTIC LIMITS: The individual risk must be a U.S. resident at the time of application. An insured that resides for more than six months per year in the United States, Puerto Rico, Guam and the U.S. Virgin Islands will be considered a U.S. resident. Residents of Canada are also covered.

4.	RESIDENCY REQUIREMENTS FOR FOREIGN RESIDENTS LIMITS: U.S. citizens residing outside the U.S. for more than 6 months per year or citizens and residents of foreign countries excluding Puerto Rico, Guam the U.S. Virgin Islands and Canada shall be covered under this Agreement provided that

i.	The residence is in the Company’s A and B Country List, outlined below; and

ii.	The policies are solicited and issued in the U.S. only

Any country listed on the U.S. State Department warning list advising against all travel (www.travel.state.gov/travel/warnings_current.html) on business underwritten as of the underwritten commitment date is excluded.

The Company will obtain consensus with the Reinsurer prior to making any changes to its country list and will provide the Reinsurer with the updated listing.

A and B Country List:

A List Countries

Andorra, Australia, Austria, Barbados, Belgium, Bermuda, British Virgin Islands, Caymen Islands, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Hong Kong, Hungary, Iceland, Ireland, Israel, Italy, Japan, Liechtenstein, Luxembourg, Macau, Malta, Monaco, Netherlands, New Zealand, Norway, Poland, Portugal, Qatar, San Marino, Singapore, Slovak Republic (Slovakia), Slovenia, South Korea, Spain, Sweden, Switzerland, Taiwan, United Kingdom

B List Countries

Albania, Anguilla, Antigua & Barbuda, Argentina, Bahamas, Bosnia and Herzegovina, Brazil, Brunei, Bulgaria, Canary Islands, Chile, China (see list of eligible cities below) Costa Rica, Croatia, Dominica, Estonia, French Polynesia, Guadeloupe, Kuwait, Latvia, Lithuania, Macedonia, Malaysia, Martinique, Mauritius, Mexico, Montenegro, Netherlands Antilles, Oman, Panama, Romania, Seychelles, Turks and Caicos, United Arab Emirates, Uruguay

Cities in China that qualify as country class B.

Beijing, Changzhou, Chaozhou, Chengdu, Chongqing, Dalian, Dongguan, Foshan, Fuzhou, Guangzhou, Hangzhou, Harbin, Huizhou, Jiangmen, Jinan, Nanjing, Nantong, Ningbo, Qingdao, Qingyuan, Quanzhou, Shanghai, Shantou, Shenyang, Shenzhen, Shijiazhuang, Suzhou, Tianjin, Wenzhou, Wuxi, Xiamen, Yancheng, Yantai, Zhaoqing, Zhongshan, Zhoushan, Zhuha,

Note: Policies for residents of countries other than those listed above may be submitted to the Reinsurer on a facultative basis.

5.	CURRENCY: United States Dollars

6.	REINSURANCE COVERAGE:

a)	Single Life plans for issue ages < 71 and Survivorship plans for all issue ages

For policies which qualify for Automatic Reinsurance Coverage, the Company will retain [*].

However, it is understood that if the Company has retention on existing insurance, the Company may reduce its retained percentage to a minimum of 0% (zero percent) of a policy reinsured under this Agreement, in order to avoid exceeding its Retention Limits specified in Exhibit E. Correspondingly, the Reinsurer’s ceded percentage may be increased up to a maximum of [*] not to exceed the Reinsurer’s Automatic Acceptance Limits specified in Exhibit E-II.

b)	Single Life plans for issue ages 71+

For policies which qualify for Automatic Reinsurance Coverage, the Company will retain the [*]. It is understood that if the Company has retention on existing insurance, the Company may retain [*], up to the Reinsurer’s Automatic Acceptance Limits specified in Exhibit E-II.

The Company’s retained percentage will therefore be determined as the ratio of (a) [*]. The Company’s retained percentage will be determined at issue, remain unchanged over the life of the policy and will not exceed 100% (one hundred percent).

For policies with increasing death benefits, the same methodology will be applied to determine the Company’s retained percentage, except that the calculation will be based on the Ultimate Death Benefit rather than the Face Amount at issue.

With policies reinsured on a facultative basis, pool shares may differ.

7.	REINSURANCE BASIS: Yearly Renewal Term basis for the reinsured net amount at risk.

8.	RATE CRITERIA: The rates (and instructions) set out in Exhibits C and D shall be used for automatic and facultative reinsurance of any policy covered by this Agreement.

9.	PREMIUM MODE: Reinsurance premiums will be paid monthly in advance. The monthly YRT rate will equal the annual YRT rate outlined in Exhibits C and D divided by twelve (12).

10.	AGE BASIS: Nearest

11.	ISSUE AGES:

a.	Super Preferred Non-Smoker: 20-80

b.	Standard Non-Smoker: 0- 90

c.	All Other Classes: 20 – 90

Note: Issue Ages 86-90 for Automatic business are currently limited to survivorship policies where the younger life does not exceed age 85 and is insurable as per the automatic limits.

12.	PREMIUM TAX: There shall be no separate reimbursement of Premium Tax.

13.	POLICY FEE: There shall be not policy fee paid to the Reinsurer.

14.	RATE GUARANTEE:

The Reinsurer may increase reinsurance premiums by providing written notice to the Company within 60 days prior to the date that the increase is to be put into effect, provided any increase will only be implemented pursuant to a [*].

At any time following such an increase in reinsurance premiums as outlined above, the Company shall have the right, at its option, to recapture all, but not less than all, of the Reinsured Policies on which reinsurance premiums have been so increased, regardless of the issue date.

The YRT rates set out in this Agreement are fixed for the twelve month period following the issue date of any policy reinsured under this Agreement. YRT rates are guaranteed not to exceed the greater of the reinsurance premiums as shown in Exhibit C and the one-year term rate calculated using the appropriate statutory minimum valuation mortality table and statutory maximum valuation interest assumption.

15.	MINIMUM FINAL CESSION: Zero

16.	RATES APPLICABLE TO INCREASES: First year reinsurance premium rates shall apply to the amount of any contractual or non-contractual increase that is granted provided that the Company’s full new business underwriting rules are applied to such increases.

17.	YRT RATES FOR CONVERSIONS: The policy arising from the conversion shall continue on the same set of YRT rates as used for the original cession using the issue age and duration of the original policy.

18.	RECAPTURE IN FORCE PERIOD:

Minimum in Force Period: [*] for Single Life policies and [*] for Survivorship policies.

The recapture will be in the form of a decrease in the quota share percentage ceded to the reinsurance pool.

19.	NET AMOUNTS AT RISK:

The Net Amount at Risk is defined as the Death Benefit payable less the policy value, if any.

20.	LOANS AND DIVIDENDS: The Reinsurer shall not be liable for dividend payments nor participate in policy loans.

21.	POST ISSUE INCREASES

Post-issue increases, both scheduled and unscheduled, will be available.

To the extent that a post-issue increase in the policy is subject to new underwriting evidence, the increase would be treated as new business and reinsured as such. Both the existing reinsured amount and the increase would continue to be reinsured under the original reinsurance treaty (even if closed to new business).

If the increase is not subject to new underwriting evidence, the reinsurer will automatically accept this increase if:

1.	The increase is scheduled and known at issue; or

2.	The maximum increase has been capped at issue; and

3.	The total amount of reinsurance, including the reinsurance required on the increase, doesn’t exceed the reinsurer’s automatic capacity.

In such cases, the automatic and jumbo limits, as well as the routine and financial underwriting, will be based on the ultimate death benefit amount and the reinsurance rates applied to the increase will be point-in-scale based on the original risk class and issue age of the policy, reflecting the current duration.

Should the increase be attributable to maintain the eligibility of a policy as life insurance under the Internal Revenue Services (IRS) tax rules, the preceding underwriting requirements will not apply. Reinsurance rates applied to the increase will be point-in-scale based on the original risk class and issue age of the policy, reflecting the current duration.

22.	MATURITY EXTENSION FEATURE:

For Single Life products: Reinsurance premiums will stop after attained age [*]. The Reinsurer will continue to provide reinsurance coverage for attained ages [*] as long as the policy remains in-force.

For Survivorship products: Reinsurance premiums will continue through attained age [*] of the younger insured. The Reinsurer will continue to provide reinsurance coverage for attained ages [*] of the younger insured as long as the policy remains in-force.

23.	RETURN OF PREMIUM (ROP): This rider provides an additional death benefit equal to a return of premiums paid into the policy. The Reinsurer will participate in this rider to the extent that it affects the ceded Net Amount at Risk (NAR) of the policy. Policies with ROP will be assessed the same reinsurance premium rate as policies without ROP.

24.	SUPPLEMENTAL FACE AMOUNT (SFA)/ ADDITIONAL FACE AMOUNT (AFA): This rider provides an additional death benefit that is either level or increasing over time. Scheduled increases are underwritten at issue and unscheduled increases are underwritten at the time they are applied for. The Reinsurer will participate in this rider to the extent that it affects the ceded Net Amount at Risk (NAR) of the policy. Policies with SFA/ AFA will be assessed the same reinsurance premium rate as policies without SFA/ AFA.

25.	CASH VALUE ENHANCEMENT/ ENHANCED SURRENDER VALUE (CVE/ ESV): These riders provide for higher cash surrender values during the initial period of the product. The Reinsurer will participate in these riders to the extent that they affect the ceded Net Amount at Risk (NAR) of the policy. Policies with CVE/ESV will be assessed the same reinsurance premium rate as policies without CVE/ESV.

26.	POLICY SPLIT OPTION RIDER: This rider is available on Survivorship plans and provides the ability to split the policy into two single life plans. There are no reinsurance premiums for the rider. If the rider is exercised, the Reinsurer will participate in the resulting single life policies. Reinsurance premiums for the new policies will be assessed point-in-scale based on the gender, risk class, and age of each insured under the new plans.

27.	NO LAPSE GUARANTEE RIDERS AND BENEFITS (NLG): These riders/benefits provide an extended no-lapse guarantee period of the underlying policy. The Reinsurer will participate in this rider to the extent that it affects the ceded Net Amount at Risk (NAR) of the policy, but the Reinsurer will not reinsure the underlying guarantee.

28.	CHANGE OF LIFE INSURED: This rider provides the ability to change the life insured under the policy without surrender/re-issue. The new insured must be fully underwritten. If the rider is exercised, the Reinsurer will continue to participate in the policy with reinsurance premiums based on the gender, risk class, and age of the new insured. There are no reinsurance premiums for the rider/benefit.

29.	ACCELERATED DEATH BENEFIT PROGRAM: The Reinsurer shall not participate in any payments of the Company’s Accelerated Death Benefit. Upon the death of the insured, the Reinsurer will pay its proportionate share of the reinsured net amount at risk, including any amounts previously accelerated, calculated at the date of death.

30.	WAIVER OF PREMIUM AND LONG TERM CARE: Rider benefits are not reinsured however, they can be elected on policies ceded under the Agreement.

31.	UNDERWRITING PROGRAMS: Any policies issued through the “Healthstyles” program or any similar program will either be fully retained by the Company or the Company will pay reinsurance premiums based on the true underwriting assessment.

32.	FOREIGN TRAVEL UNDERWRITING: The Reinsurer acknowledges that the Company is required to conform to state law requirements governing consideration of past and/or future lawful travel in its underwriting policies and procedures, and the Reinsurer will not decline business ceded to the automatic reinsurance pool under this Agreement that has been underwritten in conformity with these requirements.

Riders not specifically listed are not covered under this reinsurance Agreement.

EXHIBIT C

INSTRUCTIONS FOR ADMINISTRATION -YRT PREMIUM RATES

All business will be reinsured on a Super Preferred Non-Smoker / Preferred Non-Smoker / Standard Plus Non-Smoker / Standard Non- Smoker / Preferred Smoker / Standard Smoker basis. The Company will indicate to the Reinsurer the underwriting classification of all policies reinsured hereunder.

1.	SINGLE LIFE RATES:

For all products, the reinsurance single life premium rates shall be calculated using the [*], outlined in Exhibit D, multiplied by [*] and by the following pricing factors in years [*]:

Rates as a function of the [*]
Single Life UL/VUL Without Lifetime Secondary Guarantee
	Male				Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90	0 - 60	61 - 70	71 - 80	81 - 90
Super Preferred Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Preferred Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Plus Non Smoker [1]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Smoker [2]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Rates as a function of the [*]
Single Life UL-G With Lifetime Secondary Guarantee
	Male				Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90	0 - 60	61 - 70	71 - 80	81 - 90
Super Preferred Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Preferred Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Plus Non Smoker [1]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Non Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Standard Smoker [2]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

2.	SUBSTANDARD POLICIES

A.	Multiple Extras – Non Interest Sensitive Products:

For substandard risks issued at table ratings for the Company’s non-interest sensitive products reinsured hereunder, multiply the reinsurance premium rates, developed in Section 1 above, by the appropriate mortality factor outlined in the table below to determine the substandard reinsurance premium rate:

[1]	Standard Plus Non Smoker pricing factors will be used in calculating the substandard, non- smoker reinsurance premium rates.
[2]	Standard Smoker pricing factors will be used in calculating the substandard smoker reinsurance premium rates.

Percentage Rating	Table Rating	Percentage Rating	Table Rating
100%	00	325%	09
125%	01	350%	10
150%	02	375%	11
175%	03	400%	12
200%	04	425%	13
225%	05	450%	14
250%	06	475%	15
275%	07	500%	16
300%	08

Note: On survivorship policies where one life is uninsurable, the uninsurable risk will be assigned a rating up-to and including 5000% based on estimated life expectancy.

B.	Multiple Extras – Interest Sensitive Products

For substandard risks issued at table ratings for the Company’s interest sensitive products reinsured hereunder, the [*], outlined in Exhibit D, apply. The appropriate percentage outlined in the tables under Section 1 is used to determine YRTrateunrated, and then the rates are increased by [*] for each table of substandard mortality to adjust for multiple table extras using the following formula:

YRTraterated = 1000 x { min[1-(1-YRTrateunrated /1000)multiple rating , 1] }

the multiple rating is expressed as a decimal, i.e., if it is a 250% rating, then 2.5 is used.

Note: On survivorship policies where one life is uninsurable, the uninsurable risk will be assigned a rating up-to and including 5000% based on estimated life expectancy.

C.	Flat Extras:

On all cessions, the Reinsurer’s proportionate share of any extra premiums payable on account of additional mortality risk shall be payable to the Reinsurer.

D.	Allowances on Flat Extras:

Temporary Flat Extras (Less Than or Equal To 5 Years):

[*] of the flat extras per $1,000 are added to the appropriate single life reinsurance premium rate or if applicable, to the appropriate single life substandard reinsurance premium rate (i.e., net of the [*] reinsurance allowance for temporary flat extras).

Permanent Flat Extras (Or Temporary Flat Extras Greater Than 5 Years):

In year 1, [*] of the flat extras per $1,000 are added to the appropriate single life reinsurance premium rate or if applicable, to the appropriate single life substandard reinsurance premium rate (i.e. net of a [*] reinsurance allowance for year 1).

In years 2+, [*] of the flat extras per $1,000 are added to the appropriate single life reinsurance premium rate or if applicable, to the appropriate single life substandard reinsurance premium rate. (i.e. net of a [*] reinsurance allowance for years 2+).

For survivorship policies, the flat extras whether temporary or permanent, are applied before the frasierization process outlined in Section 3. below.

3.	SURVIVORSHIP

The reinsurance premiums are equal to the Frasierized single life rates. The single life rates are equal to the [*], multiplied by the percentages shown below. The percentages are applied prior to Frasierization. Reinsurance premiums will continue through attained age [*] of the younger insured. Reinsurance premiums will be equal to the single life rates for the younger insured for the durations between attained age [*] of the older insured and attained age [*] of the younger insured. The Reinsurer will continue to provide reinsurance coverage for attained ages [*] of the younger insured as long as the policy remains in-force. For the first policy year, a percentage of [*] is applied after Frasierization. In renewal years, the YRT rate is subject to a minimum of [*] after Frasierization.

For Policies with Six Underwriting Classes:

Rates as a function of the [*]
Joint Life UL/VUL Without Lifetime Secondary Guarantee
Male & Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90
Super Preferred Non Smoker	[*]	[*]	[*]	[*]
Preferred Non Smoker	[*]	[*]	[*]	[*]
Standard Plus Non Smoker [3]	[*]	[*]	[*]	[*]
Standard Non Smoker	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]
Standard Smoker [4]	[*]	[*]	[*]	[*]

[3]	Standard Plus Non Smoker pricing factors will be used in calculating the substandard, non- smoker reinsurance premium rates.
[4]	Standard Smoker pricing factors will be used in calculating the substandard smoker reinsurance premium rates.

For Policies with Six Underwriting Classes:

Rates as a function of the [*]
Joint Life SUL-G With Lifetime Secondary Guarantee
Male & Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90
Super Preferred Non Smoker	[*]	[*]	[*]	[*]
Preferred Non Smoker	[*]	[*]	[*]	[*]
Standard Plus Non Smoker [3]	[*]	[*]	[*]	[*]
Standard Non Smoker	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]
Standard Smoker [4]	[*]	[*]	[*]	[*]

For Policies with Five Underwriting Classes:

Rates as a function of the [*]
Survivorship VUL 2007 Without Lifetime Secondary Guarantee (3 Nonsmoker Classes)
Male & Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90
Super Preferred Non Smoker	[*]	[*]	[*]	[*]
Preferred Non Smoker	[*]	[*]	[*]	[*]
Standard Non Smoker [5]	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]
Standard Smoker [4]	[*]	[*]	[*]	[*]

For Policies with Four Underwriting Classes:

Rates as a function of the [*]
Survivorship Term (2 Nonsmoker Classes)
Male & Female
Underwriting Classes	0 - 60	61 - 70	71 - 80	81 - 90
Preferred Non Smoker	[*]	[*]	[*]	[*]
Standard Non Smoker [5]	[*]	[*]	[*]	[*]
Preferred Smoker	[*]	[*]	[*]	[*]
Standard Smoker [4]	[*]	[*]	[*]	[*]

[5]	Standard Non Smoker pricing factors will be used in calculating the substandard non-smoker reinsurance premiums rates.

EXHIBIT D

YRT REINSURANCE RATES

EXHIBIT D-I

FRASIER FORMULA

JOINT LAST SURVIVOR PREMIUMS

1.	The premiums for this business shall be calculated using the Frasier method and the applicable rates for each life, included in Exhibits C and D. These rates shall be adjusted for substandard mortality by adding [*] per underwriting table and any flat extra charges to the appropriate single life rate. The substandard rates shall not exceed [*] per thousand.

2.	The single life rates calculated as described in Section 1 above shall be converted to joint last survivor rates using the methodology described in Section 3 below.

3.	Method for Calculating Joint Last Survivor Premiums

Definition of Terms:

(a)	Qx,n = single life rate per thousand in duration n for an insured whose policy was issued at issue age x

(b)	Qx,y,n = joint last survivor rate per thousand in duration n for two insureds whose policies were issued at issue ages x and y

Step 1

Calculate qx,n for each insured for durations 1 to n.

qx,n = Qx,n divided by 1000.

Step 2

Calculate px,n for each insured for durations (n-1) and n.

px,n = (1-qx,1) x (1-qx,2) x...x (1-qx,n).

Step 3

Calculate px,y,n for durations (n-1) and n.

px,y,n = px,n + py,n - ((px,n) x (py,n))

Step 4

Calculate qx,y,n for duration n. Let px,y,0 = 1.

qx,y,n = 1 - px,y,n

px,y,n-1

Step 5

Qx,y,n = 1000 x qx,y,n.

EXHIBIT E

RETENTION LIMITS

SINGLE LIFE RETENTION LIMITS

ISSUE AGE	Super Pref./ Pref./ Std.	Tbl. 1 – Tbl. 4 (125% - 200%)	Tbl. 5 – Tbl. 8 (225% - 300%)	Tbl. 9-Tbl. 16 (325% - 500%)
0 – 70	$30,000,000	$30,000,000	$10,000,000	$5,000,000
71 – 75	$25,000,000	$25,000,000	$10,000,000	$5,000,000
76 – 80	$20,000,000	$20,000,000	$10,000,000	$5,000,000
81 – 85	$10,000,000	$10,000,000	$2,000,000	Uninsurable
86 – 90	$7,500,000	$2,000,000	Uninsurable	Uninsurable

If a policy is issued on an aviation risk with an aviation exclusion rider, the above retention limits apply.

THE SINGLE LIFE RETENTION LIMITS FOR AVIATION RISKS WITHOUT AN AVIATION EXCLUSION RIDER

ISSUE AGE	Super Pref./ Pref./ Std.	Tbl. 1 – Tbl. 4 (125% - 200%)	Tbl. 5 – Tbl. 8 (225% - 300%)	Tbl. 9- Tbl. 16 (325% - 500%)
0 – 70	$15,000,000	$15,000,000	Uninsurable	Uninsurable
71 – 75	$12,500,000	$12,500,000	Uninsurable	Uninsurable
76 – 80	$10,000,000	$10,000,000	Uninsurable	Uninsurable
81 – 85	Uninsurable	Uninsurable	Uninsurable	Uninsurable
86 – 90	Uninsurable	Uninsurable	Uninsurable	Uninsurable

Notes applicable to Retention Limits:

•	If the Company’s retention is reduced for discretionary reasons, the Automatic Reinsurance Pool Capacity will be reduced proportionately.

•	The Single Life and Survivorship Retention for residents of Canada are capped at $10,000,000 for the Company. The Automatic Reinsurance Pool Capacity will be reduced proportionately for any Canadian resident

•	For Survivorship products:

•	If one life is uninsurable or exceeds the maximum mortality rating for the insured’s age, then the dollar retention is the single life retention that is available for the other healthy life.

•	Aviation is reduced by 50% of the retention shown in the grid below; maximum Issue Age 80, rating 200%.

•	For Professional Athletes, players or coaches on a National Hockey League (NHL), National Football League (NFL), National Basketball Association (NBA) or Major League Baseball (MLB) team, the Retention Limit for Single Life and Survivorship is $10,000,000. There is a team cap of $55,000,000 per Team.

SURVIVORSHIP RETENTION LIMITS (Grid numbers is $M)

Other Life
AGE &	0-70	0-70	0-70	71-75	71-75	71-75	76-80	76-80	76-80	81-85	81-85	81-85	86-90	86-90	86-90	86-90
RATING	STD-T4	T5-T8	T9-T16	STD-T4	T5-T8	T9-T16	STD-T4	T5-T8	T9-T16	STD-T4	T5-T8	T9-T16	STD	T1-T4	T5-T8	T9-T16
One Life
0-70 STD-T4	$35	$30	$30	$35	$30	$30	$35	$30	$30	$30	$30	$30	$30	$30	$30	$30
0-70 T5-T8	$30	$25	$15	$25	$20	$15	$25	$20	$15	$20	$12	$10	$17.5	$12	$10	$10
0-70 T9-T16	$30	$15	$10	$25	$15	$10	$25	$15	$10	$15	$7	$5	$12.5	$7	$5	$5
71-75 STD-T4	$35	$25	$25	$30	$25	$25	$30	$25	$25	$25	$25	$25	$25	$25	$25	$25
71-75 T5-T8	$30	$20	$15	$25	$25	$15	$25	$20	$15	$20	$12	$10	$17.5	$12	$10	$10
71-75 T9-T16	$30	$15	$10	$25	$15	$10	$25	$15	$10	$15	$7	$5	$12.5	$7	$5	$5
76-80 STD-T4	$35	$25	$25	$30	$25	$25	$25	$25	$25	$20	$20	$20	$20	$20	$20	$20
76-80 T5-T8	$30	$20	$15	$25	$20	$15	$25	$20	$15	$20	$12	$10	$17.5	$12	$10	$10
76-80 T9-T16	$30	$15	$10	$25	$15	$10	$25	$15	$10	$15	$7	$5	$12.5	$7	$5	$5
81-85 STD-T4	$30	$20	$15	$25	$20	$15	$20	$20	$15	$12.5	$10	$10	$10	$10	$10	$10
81-85 T5-T8	$30	$12	$7	$25	$12	$7	$20	$12	$7	$10	$4	$2	$9.5	$4	$2	$2
81-85 T9-T16	$30	$10	$5	$25	$10	$5	$20	$10	$5	$10	$2	$0	$7.5	$2	$0	$0
86-90 STD	$30	$17.5	$12.5	$25	$17.5	$12.5	$20	$17.5	$12.5	$10	$9.5	$7.5	$10	$9.5	$7.5	$7.5
86-90 T1-T4	$30	$12	$7	$25	$12	$7	$20	$12	$7	$10	$4	$2	$9.5	$0	$0	$0
86-90 T5-T8	$30	$10	$5	$25	$10	$5	$20	$10	$5	$10	$2	$0	$7.5	$0	$0	$0
86-90 T9-T16	$30	$10	$5	$25	$10	$5	$20	$10	$5	$10	$2	$0	$7.5	$0	$0	$0

STD means Standard or Better

FOREIGN BUSINESS RETENTION LIMITS:

Country Category	Underwriting Classes	Issue Ages 20 - 70	Issue Ages 71 - 75
Category Aa, b,c and Bd HNW	Super Pref. – 200%	$20,000,000	$15,000,000
Category Bd non-HNW	Pref. – 200%	$12,000,000	$6,000,000

[a]	Retention for Singapore is $17,000,000
[b]	Retention for Hong Kong and Macau is $15,000,000
[c]	Retention for Japan is $10,000,000
[d]	Retention for China is $6,000,000

The list of Category A and B Countries can be found under Exhibit B, Section 4 - Residency Requirements for Foreign Residents Limits.

EXHIBIT E-I

AUTOMATIC REINSURANCE POOL CAPACITY

The following chart outlines the automatic pool capacity only. The Company’s retention is not included in these amounts. The following limits for the Automatic Reinsurance Pool Capacity apply to policies within the Jumbo Limit. If the Automatic Reinsurance Pool Capacity is exceeded, the Company can submit the whole risk to reinsurers on a Facultative basis, retain any amounts in excess of the Automatic Reinsurance Pool Capacity, or reinsure any such excess amounts under other automatic reinsurance agreements between the Company and its reinsurers.

Single Life/ Survivorship Life Products:

For Regular Business:

ISSUE AGE	Super Pref./ Pref. / Std.	Tbl. 1 – Tbl. 4 (125% - 200%)	Tbl. 5 – Tbl. 8 (225% - 300%)	Tbl. 9 – Tbl. 16 (325% - 500%)
0 – 70	45,000,000	45,000,000	30,000,000	15,000,000
71 – 75	45,000,000	42,000,000	20,625,000	15,000,000
76 – 80	40,125,000	20,625,000	15,000,000	9,375,000
81 – 85	15,000,000	15,000,000	Nil	Nil
86 – 90	Nil	Nil	Nil	Nil

If a policy is issued on an aviation risk with an aviation exclusion rider, the above Automatic Reinsurance Pool Capacity limits apply.

For Aviation Risks without an Aviation Exclusion Rider:

ISSUE AGE	Super Pref. / Pref. / Std.	Tbl. 1 – Tbl. 4 (125% - 200%)	Tbl. 5 – Tbl. 8 (225% - 300%)	Tbl. 9 – Tbl. 16 (325% - 500%)
0 – 70	$22,500,000	$22,500,000	Uninsurable	Uninsurable
71 – 75	$18,750,000	$18,750,000	Uninsurable	Uninsurable
76 – 80	$18,750,000	$10,312,500	Uninsurable	Uninsurable
81 – 85	Uninsurable	Uninsurable	Uninsurable	Uninsurable
86 – 90	Uninsurable	Uninsurable	Uninsurable	Uninsurable

For Foreign Business:

ISSUE AGE	Super Pref. / Pref. / Std.	Tbl. 1 – Tbl. 4 (125% - 200%)
20 – 75	$15,000,000	$15,000,000

The following limits apply to Professional Athletes, which are team players and coaches for the NHL, NFL, NBA or MLB.

For Professional Athletes:

ISSUE AGE	Super Pref. - Tbl. 4	Tbl. 5 – Tbl. 8 (225% - 300%)	Tbl. 9 –Tbl. 16 (325% - 500%)
0-75	$18,750,000	$18,750,000	$15,000,000
76-80	$18,750,000	$15,000,000	$9,375,000

Notes applicable to Automatic Reinsurance Pool Capacity:

•	For survivorship products:

•	The automatic limits are based on the “better life”. The better life is the younger life, unless that life is uninsurable.

•	The second life can be up to age 90 if the better life is age 85 or younger and is insurable.

•	The Ultimate Amount, including joint policies, is included on each life for the purpose of evaluating the Automatic Binding Limit.

•	If the Aviation risk is rated Table 5 or worse, this life will be deemed uninsurable and the Automatic Reinsurance Pool Capacity will be based on the other (i.e. “better”) life.

•	For Professional Athletes:

•	If an individual risk meets all other requirements for automatic reinsurance and is a player or coach on a NHL, NFL, NBA or MLB teams, prior to ceding the risk under this Agreement, the Company must confirm the Reinsurer’s available capacity for that risk. The Company shall (1) notify the Reinsurer’s Chief Underwriter, or designate, of the applicant’s name, date of birth, sport and team affiliation, total insurance in force and to be placed, and face amount required from the Reinsurer; and (2) confirm that the risk has completed an application for insurance. The Reinsurer shall endeavor to inform the Company of its available capacity for the risk within two (2) business days. After the Reinsurer has advised its available capacity, the Company may cede no more than that amount on an automatic basis. In no case shall the Company cede more to the Reinsurance Pool on an automatic basis than the amounts outlined in the above table:

•	The jumbo limit for these individuals is $65,000,000 to age 80.

•	Athletes that are not part of the NHL, NFL, NBA or MLB are eligible for full automatic capacity for regular business.

EXHIBIT E-II

THE REINSURER’S AUTOMATIC ACCEPTANCE LIMITS

Single Life/ Survivorship Life Products:

For Regular Business:

ISSUE AGE	Super Pref./ Pref. / Std.	Tbl. 1 - Tbl. 4 (125% - 200%)	Tbl 5 - Tbl 8 (225% - 300%)	Tbl. 9 - Tbl. 16 (325% - 500%)
0 – 70	$21,000,000	$21,000,000	$14,000,000	$7,000,000
71 – 75	$21,000,000	$19,600,000	$9,625,000	$7,000,000
76 – 80	$18,725,000	$9,625,000	$7,000,000	$4,375,000
81 – 85	$7,000,000	$7,000,000	Nil	Nil
86 – 90	Nil	Nil	Nil	Nil

If a policy is issued on an aviation risk with an aviation exclusion rider, the above Automatic Acceptance limits apply.

For Aviation Risks without an Aviation Exclusion Rider:

ISSUE AGE	Super Pref./ Pref. / Std.	Tbl. 1 - Tbl. 4 (125% - 200%	Tbl. 5 - Tbl. 8 (225% - 300%)	Tbl. 9 - Tbl. 16 (325% - 500%)
0 – 70	$10,500,000	$10,500,000	Uninsurable	Uninsurable
71 – 75	$8,750,000	$8,750,000	Uninsurable	Uninsurable
76 – 80	$8,750,000	$4,812,500	Uninsurable	Uninsurable
81 – 85	Uninsurable	Uninsurable	Uninsurable	Uninsurable
86 – 90	Uninsurable	Uninsurable	Uninsurable	Uninsurable

For Foreign Business:

ISSUE AGE	Super Pref./ Pref. / Std.	Tbl. 1 - Tbl. 4 (125% - 200%)
20 – 75	$7,000,000	$7,000,000

The following limits apply to Professional Athletes, team players and coaches on a NHL, NFL, NBA or MLB Team.

For Professional Athletes:

ISSUE AGE	Super Pref. - Tbl. 4	Tbl. 5 - Tbl. 8 (225% - 300%)	Tbl. 9 - Tbl. 16 (325% - 500%)
0-75	$8,750,000	$8,750,000	$7,000,000
76-80	$8,750,000	$7,000,000	$4,375,000

Notes on Reinsurer’s Automatic Acceptance Limit:

•	For survivorship Products:

•	The automatic limits are based on the “better life”. The better life is the younger life, unless that life is uninsurable.

•	The second life can be up to age 90 if the better life is age 85 or younger and insurable.

•	The Ultimate Amount, including joint policies, is included on each life for the purpose of evaluating the Automatic Binding Limit.

•	If the Aviation risk is rated Table 5 or worse, this life will be deemed uninsurable and the Automatic Reinsurance Pool Capacity will be based on the other (i.e. “better”) life.

•	For Professional Athletes:

•	The jumbo limit for these individuals is $65,000,000 to age 80.

•	Athletes that are not part of the NHL, NFL, NBA or MLB are eligible for full automatic capacity for regular business.

EXHIBIT E-III

JUMBO LIMITS

For Regular Domestic Business:

ISSUE AGE	Super Pref. - Tbl. 4	Tbl. 5 - Tbl. 16 (225% - 500%)
0 – 80	$65,000,000	65,000,000
81 – 85*	$50,000,000	Nil

*	Note: On Survivorship products, the older insured may be up to issue age 90 if the better life is 85 or younger.

For Foreign Business:

ISSUE AGE	Super Pref - Tbl. 4
20 – 75	$35,000,000

For cases with amounts less than the Jumbo Limit, but greater than $50,000,000, the Company must submit certain information to the Reinsurer in a form similar to Exhibit E-IV.

The total amount of insurance shall not exceed the Jumbo Limit outlined in the above table. For the purposes of this Agreement, the total amount of insurance on an individual life shall equal the sum of i. and ii. outlined below:

i.	The total amount of insurance in force and pending formal applications with the Company, including ultimate amounts for increasing policies with the Company scheduled at the time the policy is issued, and

ii.	The total amount of insurance known by the Company to be in force and pending with formal applications with all other companies.

Any amounts of insurance to be replaced, where a fully executed assignment form transferring the ownership to the Company has been received, will not be included in the calculation of the total amount of insurance.

Formal applications are any direct life insurance companies’ fully completed applications for life insurance signed by all applicable parties, dated and witnessed.

Notwithstanding the preceding, in the event that the Company issues a policy that causes the Jumbo Limit to be exceeded 1) either unintentionally or as a result of all or a portion of the amount tendered for replacement not being cancelled or terminated for any reason, 2) as a result of a portion of any replaced policy being subsequently reinstated, or 3) if a previously unknown amount of inforce insurance with another company becomes known; and the Company inadvertently cedes the policy to the Reinsurer automatically under this Agreement (the “Jumbo Break”), the Reinsurer agrees to provide coverage on the policy up to its Normal Capacity not to exceed its Available Retention on that life where:

Normal Capacity is defined as the Reinsurer’s usual apportioned share of the risk under this Agreement

Available Retention is defined as the sum of A – B + C, where:

A = The Reinsurer’s maximum dollar retention limit as it was set at the time of the Ceding Company’s policy issue

B = Any amount already retained on that life by the Reinsurer

C = Any additional capacity acquired through the Reinsurer’s good faith effort with its retrocessionaires (if applicable) to provide additional coverage for the policy

In the event of a Jumbo Break, the Reinsurer will allocate its Available Retention on a first-come-first-served basis determined by the effective date of coverage. Any intentional or grossly negligent violations of the Jumbo Limit shall not apply under the terms of this paragraph.

EXHIBIT E-IV

To: facrequests@rgare.com

Date:

From Underwriter:	Phone:

Company: John Hancock Life Insurance

JUMBO LIMIT NOTIFICATION – Permanent Products

TO BE USED FOR AUTOMATIC REINSURANCE WHEN

THE TOTAL LINE IS $50,000,001 & UP

Single or Joint Life

Name of Insured 1:	D.O.B.
Name of Insured 2:	D.O.B.

John Hancock Policy No:

Face Amount:

Jumbo Amount inforce + pending (Specify if insurance in force or pending):

•	Company:	Amount:	PYD:

•	Company:	Amount:	PYD:

•	Company:	Amount:	PYD:

•	Company:	Amount:	PYD:

•	Company:	Amount:	PYD:

Amount retained by John Hancock:

Amount ceded:

EXHIBIT F

REINSURANCE REPORTS

DATA NOTIFICATION: The Company shall send to the Reinsurer reports, in substantial compliance with the Society of Actuaries Guidelines, at the times indicated below:

Report	Frequency	Due Date
Billing Statement (by Treaty, totals by Reinsurer )	Monthly	10 days after month end

Reinsurance Policy Exhibit (Summary of movement during the past period)	Monthly / Quarterly/Annually	10 days after period due

Reinsurance Listing In-Force Report	Quarterly	10 days after quarter end

Net Amount at Risk & Premiums	Quarterly	10 days after quarter end

Total Reserves (when required) (Summary)	Quarterly	17 days after quarter end

Initial Notice of Claim	Monthly	Monthly

Statement of Claims Incurred (New Claims for the Month)	Monthly	10 days after month end

Statement of Reinsured Claims Collected (Claims Netted off the Current Statement)	Monthly	10 days after month end

Increasing Risk – Ultimate Death Benefit Report	Monthly	10 days after month end

REPORTING INFORMATION

INFORMATION ON RISKS REINSURED

1.	Type of Transaction
2.	Effective Date of Transaction
3.	Automatic/Facultative Indicator
4.	Policy Number
5.	Full Name of Insured
6.	Date of Birth
7.	Sex
8.	Risk Class
9.	Smoking Status
10.	Policy Plan Code
11.	Insured’s State of Residence
12.	Issue Age
13.	Issue Date
14.	Duration from Original Policy Date
15.	Face Amount Issued
16.	Reinsured Amount (current Net Amount at Risk)
17.	Death Benefit Option (for Flexible Premium type plans)
18.	ADB Amount (if applicable)
19.	Substandard Rating
20.	Flat Extra Amount Per Thousand
21.	Duration of Flat Extra
22.	Previous Policies (if applicable)
23.	Premiums

NOTIFICATION OF ACCEPTANCE OF FACULTATIVE OFFER: The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending written notice to the Reinsurer. The full details of the facultative new business shall be outlined on the Company’s Policy Detail Report.

THE REINSURER’S RATINGS: As requested by the Company, the Reinsurer shall supply the most recent credit rating reports on the Reinsurer issued by Standard & Poor’s and A.M. Best Company. These credit reports done by the credit agency should include sections that indicate the assigned rating for the Reinsurer, the rationale for the rating, the outlook for the Reinsurer and a business and financial profile.

RESERVES:

The reinsurer will establish and assume liability for all statutory reserves in proportion to their share of the liability. The Reinsurer shall hold reserves in accordance with the NAIC Valuation of Life Insurance Policies Model Regulation as adopted at the Effective Date of this agreement.

YRT Deficiency Reserves:

If deficiency reserves are required to be held by John Hancock (U.S.A.) on any reinsured policy, the entire amount of any such reserve will be established and held by John Hancock (U.S.A.).

EXHIBIT G

DAC TAX ELECTION

Method of Exchanging Information

The Reinsurer and the Company agree to the DAC Tax Election and accordingly will exchange information in the following manner:

1.	The Company will submit a Schedule to the Reinsurer by May 1st, of each year, of its calculation of the net consideration (as referred to in Article XI) for the preceding calendar year.

2.	The Reinsurer, in turn, will complete the Schedule by indicating acceptance of the Company’s calculations of the net consideration or by noting any discrepancies. The Reinsurer will return the completed Schedule to the Company by June 1st, of each year.

3.	If there are any discrepancies between the Company’s and the Reinsurer’s calculation of the net consideration, the parties will act in good faith to resolve the discrepancies by July 1st, of each year.

EXHIBIT H

UNDERWRITING REQUIREMENTS FOR AUTOMATIC REINSURANCE

All amounts ceded to the Reinsurer must be HIV tested and fully underwritten in substantial compliance with the Company’s normal underwriting practices and criteria. The maximum table rating that can be ceded on an automatic basis will be Table 16 for individual policies. For survivorship, the better life must be Table 16 or better. The costs of any exception to these requirements will be borne by the Company. For any underwriting exception, the Company will pay the Reinsurer the true underwriting class reinsurance premium.

Any proposed material changes to the Company’s preferred criteria, age and amount requirements or internal preferred guidelines shall be submitted to the Reinsurer for written approval prior to implementation. If the Reinsurer does not respond within thirty days, the Reinsurer shall be deemed to have accepted such modification.

EXHIBIT I

LEAD REINSURER

Responsibility of the Lead Reinsurer

The Lead Reinsurer for underwriting purposes is RGA Reinsurance Company.

The Company may contact the Lead Reinsurer verbally or in writing on a case that otherwise falls within the automatic binding parameters when a second opinion of a medical, non-medical or financial nature is desired. The Company shall recommend a rating or course of action, and request that the Lead Reinsurer concur with that recommendation, thereby binding all pool members.

In addition to making a decision to bind all pool members, the Lead Reinsurer may alternatively agree to accept their pool share only, recommend an alternate decision that would be acceptable to the pool, or recommend that the case be submitted facultatively to all pool members.

Cases outside of the limits outlined below will be handled on a traditional facultative basis as set forth in this Agreement.

Maximum Issue Age: 80

Maximum Issued Face Amount: $25,000,000